Exhibit (d)(5)

VOTING AGREEMENT

VOTING AGREEMENT, dated as of February 23, 2011 (this “Agreement”), by and among Piedmont Community Bank Holdings, Inc., a Delaware corporation (“Investor”), and each of the Persons listed on Schedule 1 hereto (each, a “Shareholder” and collectively, the “Shareholders”).

RECITALS

WHEREAS, as of the date of this Agreement, each Shareholder is owner of (i) the number of outstanding shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”), set forth opposite such Shareholder’s name on Schedule 1 hereto, all of which shares such Shareholder controls the right to vote, and (ii) the number of outstanding Company Options set forth opposite such Shareholder’s name on Schedule 1 hereto set forth opposite such Shareholder’s name on Schedule 1 hereto, all of which shares such Shareholder has sole or shared voting power;

WHEREAS, concurrently with the execution and delivery of this Agreement, Investor, Crescent Financial Corporation, a North Carolina corporation (the “Company”) and Crescent State Bank, a North Carolina state bank and a wholly-owned banking subsidiary of the Company (the “Bank”), are entering into an Investment Agreement, dated as of the date of this Agreement (the “Investment Agreement”), pursuant to which, among other things, Investor has agreed to invest $75,000,000 in the Company, and the Company has agreed to issue and sell to the Investor, at the Closing (as defined in the Investment Agreement), 18,750,000 shares of Common Stock of the Company (the “Investment”);

WHEREAS, as a condition and inducement to entering into the Investment Agreement, Investor has requested that the Shareholders agree, and the Shareholders have agreed, to enter into this Agreement which sets forth the agreements of Investor and the Shareholders with respect to, among other things, the voting of shares of Common Stock of the Company (“Company Stock”) owned by the Shareholders in connection with the Investment;

WHEREAS, the Company’s Board of Directors has unanimously (i) determined that the Investment and the other transactions contemplated by the Investment Agreement are in the best interests of the Company and its shareholders , (ii) approved the Investment, this Agreement and the other transactions contemplated by the Investment Agreement, and (iii) resolved to recommend approval of the Investment by the Company’s shareholders.

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.1 General. Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Investment Agreement.

1.2 Certain Defined Terms. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

“Beneficial Ownership” by a Person of any securities includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“control”, when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlling,” “controlled by” and “under common control” shall have correlative meanings.

“Covered Shares” means, with respect to each Shareholder, the Existing Shares Beneficially Owned by such Shareholder, together with any other shares of Company Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Company Stock or other voting capital stock of the Company, in each case that such Shareholder acquires Beneficial Ownership of on or after the date of this Agreement, including, without limitation, by way of (a) a stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or similar transaction or (b) the exercise of any Company Options.

“Existing Shares” means, with respect to each Shareholder, the number of shares of Common Stock set forth opposite such Shareholder’s name on Schedule 1 hereto.

“Meeting” means any meeting of the shareholders of the Company, whether annual or special, and including any adjourned or postponed meeting, including the Shareholder Meeting referred to in Section 5.1(b) of the Investment Agreement.

“Permitted Transfer” means a Transfer by a Shareholder (or an Affiliate thereof) to an Affiliate of such Shareholder; provided, however, that such transferee Affiliate agrees in writing to assume all of such transferring Shareholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by, and comply with, the terms of this Agreement with respect to the Covered Shares subject to such Transfer, to the same extent as such transferring Shareholder is bound hereunder.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

“Vote” means (a) voting in person or by proxy in favor of or against any action, approval or agreement, (b) consenting to or withholding consent from any action, approval or agreement (whether or not such consent is in writing) and (c) taking any similar action in favor of or against any action, approval or agreement, in each case, in accordance with Section 2.1; and “Voting” shall have the correlative meaning.

1.3 Interpretation. The headings in this Agreement are for reference only and shall not affect the meaning or integration of this Agreement. All references in this Agreement to Articles, Sections or Schedules shall refer to Articles or Sections of or Schedules to this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.”

ARTICLE II

VOTING

2.1 Agreement to Vote. Each Shareholder agrees that he or it shall appear at any Meeting (or otherwise cause their Covered Shares to be counted as present thereat) for purposes of establishing a quorum and, if requested by Investor, to cause his or its Covered Shares to be included in any written consent of shareholders of the Company. In connection with any such Meeting or written consent, as applicable, each Shareholder further agrees that he or it shall, and shall cause the record holder of any of his or its Covered Shares to, Vote all of their Covered Shares:

(a) to approve the issuance and sale of the Purchased Shares pursuant to the terms of the Investment Agreement;

(b) to approve the Articles of Amendment;

(c) against any action, proposal or agreement that would compete with, impede, interfere with, adversely affect, tend to discourage or inhibit the adoption of the Investment Agreement or the timely consummation of the transactions contemplated by the Investment Agreement; and

(d) against any action, proposal or agreement that would result in any breach of a representation, warranty, covenant or agreement of the Company under the Investment Agreement.

2.2 Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, the agreements of the Shareholders contained in this Agreement shall not govern, limit or restrict the Shareholders’ ability to exercise their fiduciary duties to the shareholders of the Company as provided by the Investment Agreement or under applicable Law in his capacity as a director of the Company, if applicable.

2.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Investor any direct or indirect ownership or incidence of ownership (including Beneficial Ownership) of, or with respect to, any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholders. Except as otherwise provided in this Agreement, Investor shall not have any power or authority to direct any Shareholder in (a) the Voting of any of the Shareholders’ Covered Shares or (b) the performance of the Shareholders’ duties or responsibilities as a shareholder or director of the Company, if applicable.

2.4 No Inconsistent Agreements. Each Shareholder hereby represents, covenants and agrees that, except for this Agreement, such Shareholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any Contract (including any voting agreement, voting trust or similar agreement) with respect to any of the Covered Shares, (b) has not and will not at any time while this Agreement remains in effect, deposit any of his or its Covered Shares into any voting trust, (c) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Section 2.1 hereof) and (d) has not taken and shall not knowingly take any action that would constitute a breach hereof, make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing any of its obligations hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Shareholder represents and warrants to Investor as follows:

3.1 Power and Authorization. Such Shareholder has the requisite power and authority to execute and deliver this Agreement, to perform his or its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby are within such Shareholder’s power and authority and have been duly and validly authorized by all necessary action on the part of such Shareholder.

3.2 Enforceability. This Agreement has been duly executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

3.3 Governmental Authorizations. The execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, other than compliance with the applicable requirements, if any, of the Exchange Act.

3.4 Non-Contravention. The execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated by this Agreement do not and will not, directly or indirectly (with or without notice of lapse of time):

(a) contravene, conflict with, or result in any violation or breach of, any provisions of the organizational documents of such Shareholder (to the extent that such Shareholder is an entity other than a natural person);

(b) contravene, conflict with, or result in any violation or breach of, any Law or any Order to which such Shareholder, or any of his or its Covered Shares, is subject;

(c) require any consent, approval or other authorization of, or any filing with or notification to, any Person under any Contract to which such Shareholder is a party or by which he or it or any of his or its Covered Shares may be bound;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under any provision of any Contract to which such Shareholder is a party, or give any Person the right to (i) declare a default or exercise any remedy under any Contract to which such Shareholder is a party, (ii) a rebate, chargeback, penalty or change in delivery schedule under any Contract, or (iii) cancel, terminate, amend or modify any term of any Contract to which such Shareholder is a party;

(e) cause the creation or imposition of any Lien on any of his or its Covered Shares, other than as contemplated by this Agreement.

3.5 Ownership. Such Shareholder’s Existing Shares are currently, and all Covered Shares from the date of this Agreement and on the Closing Date will be, Beneficially Owned by such Shareholder except to the extent such Covered Shares are Transferred after the date of this Agreement pursuant to a Permitted Transfer. Such Shareholder is the Beneficial Owner of such Shareholder’s Existing Shares, free and clear of any Liens, other than (i) any Liens pursuant to this Agreement and transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States and (ii) any lien granted in connection with a general pledge of Covered Shares to the Shareholder’s prime broker, which does not and will not affect such Shareholder’s Beneficial Ownership of the Covered Shares. As of the date of this Agreement, such Shareholder’s Existing Shares constitute all of the shares of Company Stock Beneficially Owned or owned of record by such Shareholder. Except to the extent Covered Shares are Transferred after the date of this Agreement pursuant to a Permitted Transfer, and except as indicated on Schedule 1 hereto, such Shareholder is the sole Beneficial Owner and has and will have at all times through the Closing Date sole Beneficial Ownership, with respect to all of such Shareholder’s Existing Shares and with respect to all of the Covered Shares Beneficially Owned by such Shareholder at all times through the Closing Date.

3.6 Voting. Except to the extent Covered Shares are Transferred after the date of this Agreement pursuant to a Permitted Transfer, such Shareholder has the sole power to Vote or direct the Vote of, dispose of and issue instructions with respect to his or its Covered Shares, and the sole power to agree to all of the matters set forth in this Agreement, with no limitations, qualifications or restrictions on such powers, subject to applicable United States federal securities Laws and this Agreement. Such Shareholder: (a) is not a party to any Contract (including any voting agreement) with respect to any of his or its Covered Shares (other than this Agreement); (b) has not deposited any of his or its Covered Shares into any voting trust; and (c) has not granted any proxy or power of attorney with respect to any of his or its Covered Shares, in each case inconsistent with the Shareholder’s obligations under this Agreement.

3.7 Title. The Shareholder has, and on the Closing Date will have, good and marketable title to all of his or its Covered Shares, in each case free and clear of any Liens other than as contemplated by this Agreement or any Lien relating to the manner in which such Covered Shares are owned on the date of this Agreement.

3.8 Investment Agreement. The Shareholder has received and reviewed a copy of the Investment Agreement.

3.9 Brokers and Finders. Except as provided in the Investment Agreement, no broker, finder, investment banker or any other Person is entitled to any brokerage, finder’s or other fee or commission from any of the Company or the Bank or any of their respective Subsidiaries in connection with the Investment or any of the other transactions contemplated by the Investment Agreement based upon arrangements made by or on behalf of such Shareholder.

ARTICLE IV

OTHER COVENANTS

4.1 No Transfers. During the term of this Agreement, each Shareholder agrees not to Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein unless (i) such Transfer is a Permitted Transfer or (ii) such Shareholder has received the prior written consent of Investor to such Transfer.

4.2 Stock Dividends, etc. In the event of a reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or if any stock dividend or stock distribution is declared, in each case affecting the Covered Shares, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3 No Registrations of Transfers. Each Shareholder hereby (a) agrees that he or it shall not request that the Company or its transfer agent register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shareholder’s Covered Shares and (b) consents to the entry of stop transfer instructions by the Company of any transfer of the Shareholder’s Covered Shares, unless such Transfer is made in compliance with Section 4.1.

4.4 No Solicitation. (a) Each Shareholder hereby agrees that he or it shall not, and shall cause each of its Affiliates and Representatives (other than the Company and its directors, to the extent permitted by the Investment Agreement) not to, directly or indirectly, (i) solicit, initiate, or encourage or induce the making, submission or announcement of any inquiries or the making of any proposal or offer related to or constituting an Acquisition Proposal, (ii) furnish any information regarding any of the Company, the Bank or any of their respective Subsidiaries to any Person that has made or indicated an intention to make any inquiry, proposal or offer related to or constituting an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person that has made or indicated an intention to make any inquiry, proposal or offer related to or constituting any Acquisition Proposal, (iv) approve, endorse or recommend any proposal or offer related to or constituting an Acquisition Proposal, (v) make or authorize any statement, recommendation or solicitation in support of any proposal or offer related to or constituting an Acquisition Proposal, (vi) enter into any letter of intent, agreement in principle or similar document or any Contract having a primary purpose of effectuating, or which would effect, any Acquisition Proposal, or (vii) propose to do any of the foregoing; provided, however, nothing in this Section 4.4(a) shall prohibit such Shareholder from participating as a member of the Board of Directors of the Company with respect to the matters covered in the provisions of Section 5.3 of the Investment Agreement in accordance therewith.

(b) Each Shareholder hereby agrees that that he or it will promptly (and, in any event, within twenty four (24) hours) notify Investor if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, such Shareholder or any of its Affiliates or Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Investor informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

4.5 No Groups. Each Shareholder hereby agrees that he or it shall not, and shall cause each of his or its Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any shares of Company Stock or other voting securities of the Company for the purpose of opposing or competing with the transactions contemplated by the Investment Agreement.

4.6 No Public Statements. Each Shareholder hereby agrees that he or it shall not, and shall cause each of his or its Affiliates (other than the Company and its directors, to the extent permitted by the Investment Agreement) not to, issue any press releases or make any public statements with respect to this Agreement, the Investment Agreement or any of the transactions contemplated by the Investment Agreement without the prior written consent of Investor.

4.7 No Disparaging Statements. Each Shareholder on the one hand, and Investor, on the other hand, each agree not to, directly or indirectly, disparage the other party or any of its

Affiliates, except as required by applicable Law. Notwithstanding the forgoing, nothing in this Section 4.7 shall prevent any Person from making any truthful statement to the extent (i) necessary in connection with any litigation involving this Agreement, the Investment Agreement or any related agreement, including the enforcement of this Agreement or (ii) required by Law or by Governmental Entities with apparent jurisdiction or authority to order or require such Person to disclose or make accessible such information.

4.8 Further Assurances. Except as contemplated by Section 2.3, each Shareholder will, without further consideration, (i) use all reasonable efforts to cooperate with the parties to the Investment Agreement and any agreements related thereto in connection with the transactions contemplated by the Investment Agreement and any agreements related thereto, (ii) promptly execute and deliver such additional documents and take such reasonable actions as are reasonably necessary or appropriate to carry out the provisions of this Agreement and (iii) promptly provide any information reasonably requested by the parties to the Investment Agreement and any agreements related thereto for any regulatory application or filing made or approval sought in connection with such transactions (including filings with the SEC or any other Governmental Entity).

4.9 Waiver of Appraisal and Dissent Rights. Without limiting the generality of the other obligations of the Shareholders hereunder, each Shareholder hereby waives and agrees not to assert, and agrees to cause his or its Affiliates to waive and not to assert, any rights of appraisal or rights of dissent in connection with the Investment and the transactions contemplated thereby that such Shareholder or his or its Affiliates may have.

4.10 Notice of Vote. Each Shareholder hereby agrees that if he or it shall have received written notice from Investor that there exists a dispute as to whether the Investment Agreement or this Agreement have been validly terminated in accordance with their respective terms, then until the matters in dispute have been finally resolved by agreement of Investor or by a final non-appealable order of a court having valid jurisdiction, if the Shareholder intends to Vote or effect a transaction described in Section 4.1 with respect to all or any portion of his or its Covered Shares, such Shareholder shall provide at least 10 days’ (or if the 10th day shall fall on a day that is not a Business Day, no later then the Business Day immediately preceding such 10th day) prior written notice to Investor of the date on which the Shareholder intends to so Vote or effect such transaction with respect to such Shares, describing in reasonable detail the nature of any such intended Vote or transaction.

4.11 The Offer. Each Shareholder hereby covenants that, from the date of commencement of the Offer through the Expiration Time, not to directly or indirectly (through their respective Affiliates or otherwise), tender any of his or its Covered Shares pursuant to the Offer. This Section 4.11 shall terminate upon the earlier of (a) the Expiration Time, or (b) the date that the obligations set forth in clause (b) of Section 5.1 are satisfied.

ARTICLE V

MISCELLANEOUS

5.1 Termination. This Agreement (other than (a) Article V, which shall survive, (b) Sections 4.7 and 4.10, which shall terminate upon the earlier of (i) the Expiration Time, or (ii)

the date that the Investment Agreement is terminated in accordance with Article VIII thereof, and (c) Section 4.11, which shall terminate in accordance with its terms) shall terminate upon the earlier of (a) the effective time of the Closing and (b) the day on which the Investment Agreement is terminated in accordance with its terms and, if applicable, the Expense Reimbursement and/or the Termination Fee is paid by the applicable party pursuant to Section 8.3 of the Investment Agreement. Any such termination shall be without prejudice to any liabilities arising under this Agreement prior to such termination.

5.2 Amendments; Waivers. This Agreement may not be amended or waived except by an instrument in writing signed (a) by each of the parties to this Agreement in the case of an amendment or (b) by the party against whom the waiver is to be effective in the case of a waiver. No failure or delay by any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or of any other right, power or privilege.

5.3 Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile:

If to Investor, to:

Piedmont Community Bank Holdings, Inc.

4350 Lassiter at North Hills

Suite 330

Raleigh, NC 27609

Attention: Scott Custer, Chief Executive Officer

Facsimile No.: (919) 784-0029

with copies to (which shall not constitute notice):

Bryan Cave LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: Kenneth Henderson, Esq.

Facsimile No.: (212) 541-1357

If to a Shareholder, to his or its address or facsimile number set forth on the signature pages to this Agreement or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 5.3, (b) if delivered by overnight courier service, the next business day after such communication is sent to the address specified in this Section 5.3, or (c) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 5.3 and appropriate confirmation is received.

5.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Except in connection with any Transfer made in compliance with Section 4.1 hereof, no party to this Agreement may assign, delegate or otherwise transfer any of his or its rights or obligations under this Agreement without the consent of the other parties.

5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of North Carolina

5.6 Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or Federal court located within the County of Wake in the State of North Carolina for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and agrees to commence any such action, suit or proceeding only in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

5.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement with respect to the subject matter hereof and supersedes all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

5.8 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies.

5.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

5.10 Representation by Counsel; No Inferences. The parties hereto each acknowledge that each party has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in any portions of this Agreement against the party that drafted it has no application and is expressly waived. If any provision of this Agreement is, in the judgment of the trier of fact, ambiguous or unclear, that provision shall be interpreted in a reasonable manner to effect the intent of the parties.

5.11 Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

5.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party shall be cumulative with and not exclusive of any other remedy conferred in this Agreement, at law or in equity, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

5.13 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

5.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement or other authorized person as of the date first written above.

PIEDMONT COMMUNITY BANK HOLDINGS, INC.

By:	/s/ Scott Custer
	Name:	Scott Custer
	Title:	CEO

[Voting Agreement Signature Page]

/s/ James A. Lucas, Jr.
James A. Lucas, Jr.

Notices

200 Devonbrook Lane
Cary, NC 27518

with a copy to:

Jimmy Yates
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail
Raleigh, NC 27607
919-781-4000

[Voting Agreement Signature Page]

SCHEDULE 1

Name	Common Stock	Common Stock Options
James A. Lucas, Jr.	317,440
The Brothers Fund, LLC	148,887
Lucas Investments, LLC	80,600